UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 8, 2007

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-32195 (Commission File Number)	33-1073076 (I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA (Address of principal executive offices)	23230 (Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 8, 2007, Genworth Financial, Inc. (the “Company”) entered into an Amended and Restated Remarketing Agreement (the “Agreement”) with Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as remarketing agents (the “Remarketing Agents”), and The Bank of New York, as purchase contract agent and attorney-in-fact of the holders of equity units, relating to the Company’s 3.84% senior notes due May 16, 2009 (the “Senior Notes”), originally issued as part of equity units issued by the Company in May 2004. The Agreement was entered into in connection with the remarketing of, and the reset of the interest rate on, the Senior Notes by the Remarketing Agents as required under the terms of the equity units.

The Agreement provides, among other things, that the Remarketing Agents agree to use their reasonable efforts to obtain a price for the Senior Notes to be remarketed that results in proceeds of at least 100% of the aggregate principal amount of such Senior Notes. For this service, and for other services rendered in connection with the remarketing, the Company will pay a fee to the Remarketing Agents for their services as remarketing agents equal to 0.25% of the principal amount of the remarketed Senior Notes. The Company will not receive any proceeds from the remarketing of the Senior Notes. The Agreement includes customary representations, warranties and covenants by the Company. It also provides that the Company will indemnify the Remarketing Agents against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with the Remarketing Agents’ duties under the Agreement, and contribute to payments the Remarketing Agents may be required to make in respect of those liabilities.

The foregoing description of the material terms of the Agreement is qualified by reference to the Agreement, a copy of which is attached hereto as Exhibit 1.1.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

The following is filed as an exhibit to this report:

Number	Description
1.1	Amended and Restated Remarketing Agreement, dated May 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: May 11, 2007	By:	/s/ Scott R. Lindquist
Scott R. Lindquist Vice President and Controller

EXHIBIT INDEX

Number	Description
1.1	Amended and Restated Remarketing Agreement, dated May 8, 2007.